Exhibit 99.1
4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release
Pebblebrook Hotel Trust Announces Closing of Private Placement of
$400 Million of 6.375% Senior Notes Due 2029
Bethesda, MD, October 3, 2024 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that its operating partnership, Pebblebrook Hotel, L.P. (the “Operating Partnership”), and a wholly owned subsidiary of the Operating Partnership, PEB Finance Corp. (together with the Operating Partnership, the “Issuers”), closed on the private placement (the “Private Placement”) of $400 million aggregate principal amount of their 6.375% Senior Notes due 2029 (the “Notes”). The Notes are senior unsecured obligations of the Issuers and are initially fully and unconditionally guaranteed by the Company and the Operating Partnership’s subsidiaries that guarantee the existing credit facilities of the Operating Partnership.

The Operating Partnership used approximately $353.3 million of the net proceeds from the offering to pay down three of the Operating Partnership’s unsecured term loans. As a result of the repayments, the remaining outstanding principal amounts of the Operating Partnership’s term loans maturing in October 2024, October 2025 and October 2027 are $0, $200.0 million and $360.0 million, respectively. Following the repayments, the Company has no meaningful debt maturities until December 2026.

The Notes and the related guarantees have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), any state securities laws or the securities laws of any other jurisdiction. The Notes were not offered or sold in the United States or to U.S. persons absent an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Notes were offered and sold only to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act and to certain non-U.S. persons in offshore transactions outside the United States pursuant to Regulation S under the Securities Act. This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and the largest owner of urban and resort lifestyle hotels in the United States. The Company owns 46 hotels, totaling approximately 12,000 guest rooms across 13 urban and resort markets. For more information, visit www.pebblebrookhotels.com and follow @PebblebrookPEB.
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Contact:
Raymond D. Martz, Co-President and Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

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www.pebblebrookhotels.com